As filed with the Securities and Exchange Commission on July 23, 2015

Registration No. 333-204951

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 5
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

vTv Therapeutics Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	2834	47-3916571
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

4170 Mendenhall Oaks Pkwy
High Point, NC 27265
(336) 841-0300

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Stephen L. Holcombe
President and Chief Executive Officer
4170 Mendenhall Oaks Pkwy
High Point, NC 27265
(336) 841-0300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Lawrence G. Wee, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 (212) 373-3000	Marc D. Jaffe, Esq. Senet S. Bischoff, Esq. Latham & Watkins LLP 885 Third Avenue New York, NY 10022 (212) 906-1200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Class A Common Stock, par value $0.01 per share	8,984,375	$17.00	$152,734,375	$17,748(3)

(1)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)Includes 1,171,875 shares that the underwriters have the option to purchase to cover over-allotments, if any.

(3)Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 5 (“Amendment No. 5”) to the Registration Statement on Form S-1 (File No. 333-204951) of vTv Therapeutics Inc. (the “Registration Statement”) is being filed solely for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 5. This Amendment No. 5 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

Set forth below is a table of the registration fee for the Securities and Exchange Commission and estimates of all other expenses to be paid by the registrant in connection with the issuance and distribution of the securities described in the registration statement:

SEC registration fee	$17,748
NASDAQ listing fee	125,000
Financial Industry Regulatory Authority filing fee	26,725
Printing expenses	325,000
Legal fees and expenses	1,800,000
Accounting fees and expenses	2,000,000
Transfer agent and registrar fees	5,000
Miscellaneous	500,527
Total	$4,800,000
Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s amended and restated certificate of incorporation will provide for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s amended and restated certificate of incorporation will provide for such limitation of liability.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The proposed form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification of directors and officers of the Registrant by the underwriters against certain liabilities.

We expect to enter into customary indemnification agreements with our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.

Item 15.	Recent Sales of Unregistered Securities

Recent Sales of Unregistered Securities by our Predecessors

On August 9, 2013, in connection with a refinancing of an existing unsecured note, the Predecessors of the registrant closed a rights offering (the “Rights Offering”) made to their shareholders or members, as applicable, consisting of the right to purchase their pro rata portion of (i) in the case of TransTech Pharma, Inc., a predecessor of vTvx Holdings I (“Predecessor vTvx Holdings I”), Series F Preferred Stock of Predecessor vTvx Holdings I (“Series F Stock”) and new promissory notes issued pursuant to a Note and Equity Issuance Agreement (the “TTP Notes”) and (ii) in the case of vTvx Holdings II, Series B redeemable convertible preferred units of vTvx Holdings II (“Series B Units”) and new promissory notes issued pursuant to the Note and Equity Issuance Agreement (the “HPP Notes”). As a result of the Rights Offering, Predecessor vTvx Holdings I issued to its stockholders electing to participate in the Rights Offering (a) 853,185,967 shares of Series F Stock in the aggregate and (b) TTP Notes with an aggregate initial principal amount of $75.3 million plus commitments to make up to $9.8 million in additional aggregate advances to Predecessor vTvx Holdings I. The consideration paid by the stockholders was an amount in cash equal to the principal amount of the TTP Notes plus the commitment to make the aforementioned additional advances. As a result of the Rights Offering, vTvx Holdings II issued to its members electing to participate in the Rights Offering (a) 439,585,861 Series B Units in the aggregate and (iv) HPP Notes with an aggregate initial principal amount of $18.8 million plus commitments to make up to $2.5 in additional aggregate advances to vTvx Holdings II. The consideration paid by the members was an amount in cash equal to the principal amount of the HPP Notes plus the commitment to make the aforementioned additional advances. The Series F Stock and the Series B Units described above were issued in the 2013 Rights Offering in reliance on the exemption contained in Section 4(a)(2) of the Securities Act on the basis that the transaction did not involve a public offering. A total of four investors, who made customary representations as to investment intent, experience, sophistication and access to information, among other things, participated in the Rights Offering.

The Series F Stock became Series F Redeemable Convertible Preferred Units of vTvx Holdings I (“Series F Units”) when Predecessor vTvx Holdings I became a limited liability company, vTvx Holdings I, on November 12, 2013.

On March 28, 2014, vTvx Holdings I issued 292,722,844 Series F Units to the holders of the TTP Notes in connection with the conversion of $91.9 million aggregate principal and accrued interest of such TTP Notes into Series F Units at a rate of one Series F Unit for each $0.3137 principal amount outstanding under the TTP Notes. Also on March 28, 2014, vTvx Holdings II issued 155,219,376 Series B Units to the holders of the HPP Notes in connection with the conversion of $24.4 million aggregate principal amount of such HPP Notes into Series B Units at a rate of one Series B Units for each $0.1569 principal amount outstanding under the HPP Notes. The Series F Units and the Series B Units described above were issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act on the basis that the transactions did not involve a public offering. A total of four investors, who made customary representations as to investment intent, experience, sophistication and access to information, among other things, participated in the above-described conversion transactions.

On December 30, 2014, vTvx Holdings I issued Perpetual Securities having an aggregate principal amount of $6.0 million to Dr. Adnan Mjalli (the “Former Officer”), the founder of the Predecessors, in exchange for 18,730,276 Series F Units owned by the Former Officer that were pledged as collateral by the Former Officer to secure his obligations under a promissory note issued by the Former Officer to vTvx Holdings I (the “2007 Note”). On that same date, vTvx Holdings II issued Perpetual Securities having an aggregate principal amount of $0.5 million to the Former Officer in exchange for 9,363,128 Series B Units owned by the Former Officer that were pledged as collateral by the Former Officer to secure his obligations under the 2007 Note. The Series F Units and the Series B Units described above were issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act on the basis that the transactions did not involve a public offering.

Recent Sales of Unregistered Securities by the Registrant

In connection with the Reorganization Transactions described under “Prospectus Summary—The Reorganization Transactions” in the accompanying prospectus, the Registrant will issue an aggregate of 25,000,000 shares of its Class B common stock to vTv Therapeutics Holdings. The shares of Class B common stock described above will be issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act of 1933, as amended, on the basis that the transaction will not involve a public offering. No underwriters will be involved in the transaction.

Item 16.	Exhibits and Financial Statement Schedules.
(a)	Exhibits
Exhibit Number	Exhibit Description
1.1	Form of Underwriting Agreement.

3.1	Form of Amended and Restated Articles of Incorporation of vTv Therapeutics Inc. to be in effect at the closing of the initial public offering.

3.2	Form of Amended and Restated Bylaws of vTv Therapeutics Inc. to be in effect at the closing of the initial public offering.

5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to the validity of the securities being offered.

10.1	Form of Reorganization Agreement.

10.2	Form of Investor Rights Agreement.

10.3	Form of Amended and Restated vTv Therapeutics LLC Operating Agreement.

10.4	Form of Exchange Agreement.

10.5	Form of Tax Receivable Agreement.

10.6	Reimbursement of Fees and Expenses Letter Agreement, dated July 16, 2015, by and between vTv Therapeutics Inc. and MacAndrews & Forbes Group, LLC.

10.7	Form of Indemnification Agreement.

10.8†^	Agreement Concerning Glucokinase Activator Project, dated as of February 20, 2007, by and between Novo Nordisk A/S and TransTech Pharma, Inc.

10.9†	New Exclusive License Agreement, dated May 14, 2015, by and between The Trustees of Columbia University in the City of New York and TransTech Pharma, LLC.

10.10†	License and Research Agreement, dated as of March 5, 2015, by and between Calithera Biosciences, Inc. and High Point Pharmaceuticals, LLC and TransTech Pharma, LLC.

10.11	vTv Therapeutics Inc. 2015 Omnibus Equity Incentive Plan.

10.12	vTv Therapeutics Inc. Form of Nonqualified Option Award Agreement.

10.13^	Executive Chairman Agreement, dated as of July 16, 2015, by and between vTv Therapeutics Inc. and Jeff Kindler.

10.14^	Employment Agreement, dated as of July 16, 2015, by and between vTv Therapeutics LLC and Stephen Holcombe, and for certain limited purposes specified therein, vTv Therapeutics Inc.

10.15^	Employment Agreement, dated as of July 16, 2015, by and between vTv Therapeutics LLC and Rudy Howard, and for certain limited purposes specified therein, vTv Therapeutics Inc.

21.1	List of subsidiaries of the registrant.

23.1^	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2^	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.3	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 to this Registration Statement).

23.4^	Consent of Steven M. Cohen, Director Nominee.

23.5^	Consent of Paul M. Meister, Director Nominee.

23.6^	Consent of Craig C. Parker, Director Nominee.

23.7^	Consent of Noel J. Spiegel, Director Nominee.

24.1^	Powers of Attorney (included in signature page).

^ Previously filed.

† Confidential treatment requested with respect to portions of this exhibit.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the combined consolidated financial statements or the notes thereto.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)	For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(4)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, vTv Therapeutics Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of High Point, State of North Carolina, on the 23rd day of July, 2015.

VTV THERAPEUTICS INC.

By:	/s/ Stephen L. Holcombe
Stephen L. Holcombe
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

*	Executive Chairman	July 23, 2015
Jeffrey B. Kindler

/s/ Stephen L. Holcombe	President and Chief Executive Officer (Principal Executive Officer)	July 23, 2015
Stephen L. Holcombe

*	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 23, 2015
Rudy C. Howard

*	Director	July 23, 2015
Paul G. Savas
* By:	/s/ Stephen L. Holcombe
Stephen L. Holcombe Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description
1.1	Form of Underwriting Agreement.

3.1	Form of Amended and Restated Articles of Incorporation of vTv Therapeutics Inc. to be in effect at the closing of the initial public offering.

3.2	Form of Amended and Restated Bylaws of vTv Therapeutics Inc. to be in effect at the closing of the initial public offering.

5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to the validity of the securities being offered.

10.1	Form of Reorganization Agreement.

10.2	Form of Investor Rights Agreement.

10.3	Form of Amended and Restated vTv Therapeutics LLC Operating Agreement.

10.4	Form of Exchange Agreement.

10.5	Form of Tax Receivable Agreement.

10.6	Reimbursement of Fees and Expenses Letter Agreement, dated July 16, 2015, by and between vTv Therapeutics Inc. and MacAndrews & Forbes Group, LLC.

10.7	Form of Indemnification Agreement.

10.8†^	Agreement Concerning Glucokinase Activator Project, dated as of February 20, 2007, by and between Novo Nordisk A/S and TransTech Pharma, Inc.

10.9†	New Exclusive License Agreement, dated May 14, 2015, by and between The Trustees of Columbia University in the City of New York and TransTech Pharma, LLC.

10.10†	License and Research Agreement, dated as of March 5, 2015, by and between Calithera Biosciences, Inc. and High Point Pharmaceuticals, LLC and TransTech Pharma, LLC.

10.11	vTv Therapeutics Inc. 2015 Omnibus Equity Incentive Plan.

10.12	vTv Therapeutics Inc. Form of Nonqualified Option Award Agreement.

10.13^	Executive Chairman Agreement, dated as of July 16, 2015, by and between vTv Therapeutics Inc. and Jeff Kindler.

10.14^	Employment Agreement, dated as of July 16, 2015, by and between vTv Therapeutics LLC and Stephen Holcombe, and for certain limited purposes specified therein, vTv Therapeutics Inc.

10.15^	Employment Agreement, dated as of July 16, 2015, by and between vTv Therapeutics LLC and Rudy Howard, and for certain limited purposes specified therein, vTv Therapeutics Inc.

21.1	List of subsidiaries of the registrant.

23.1^	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2^	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.3	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 to this Registration Statement)

23.4^	Consent of Steven M. Cohen, Director Nominee.

23.5^	Consent of Paul M. Meister, Director Nominee.

23.6^	Consent of Craig C. Parker, Director Nominee.

23.7^	Consent of Noel J. Spiegel, Director Nominee.

24.1^	Powers of Attorney (included in signature page).

^ Previously filed.

† Confidential treatment requested with respect to portions of this exhibit.